Final Transcript

Conference Call Transcript CSC - Q2 2012 Computer Sciences Corp Earnings Conference Call Event Date/Time: Nov 09, 2011 / 04:00PM GMT

CORPORATE PARTICIPANTS

 Bryan Brady
 Computer Sciences Corporation - VP of IR

 Mike Laphen
 Computer Sciences Corporation - Chairman, President, CEO

 Mike Mancuso
 Computer Sciences Corporation - VP, CFO

CONFERENCE CALL PARTICIPANTS

 Nathan Rozof
 Morgan Stanley - Analyst

 Darrin Peller
 Barclays Capital - Analyst

 David Grossman
 Stifel Nicolaus - Analyst

 Bryan Keane
 Deutsche Bank - Analyst

 Stephen Simmons
 Flippin, Bruce & Porter - Analyst

 Keith Bachman
 BMO Capital Markets - Analyst

 Joe Foresi
 Janney Montgomery Scott - Analyst

 Arvind Ramnani
 UBS - Analyst

 Ashwin Shirvaikar
 Citi - Analyst

 PRESENTATION

Operator

 Good day, everyone, and welcome to the CSC fiscal year 2012 second-quarter earnings conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. Bryan Brady, Vice President of Investor Relations. Please go ahead, sir.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Thank you, operator. Good morning, ladies and gentlemen, and welcome to CSC's earnings call for the second quarter of our fiscal year 2012. We issued our financial results earlier this morning, so hopefully you've had a good opportunity to review them.

With me today are Mike Laphen, our Chairman and Chief Executive Officer, and Mike Mancuso, our Chief Financial Officer. As usual, this call is being webcast at CSC.com, and we've also posted slides to our website to accompany our discussion.

So moving to slide 2, you will see our reminder that statements made during this call that are not historical facts may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially.

Additional information concerning these risks and uncertainties is contained in the Company's filings with the SEC. Copies of these filings are available from the SEC and from our website and our Investor Relations Department.

On slide 3, you will see our acknowledgment that CSC's presentation includes certain non-GAAP financial measures. In accordance with SEC rules, a reconciliation of these metrics to GAAP metrics is included in the tables of the earnings release and in the appendix to our slides. Both documents are available for your review at the Investor Relations section of the CSC website.

Finally, I would like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call, except, of course, as required by law. If you will kindly move to slide number 5, I am pleased to turn the call over to Mike Laphen.

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 Thank you, Bryan. Good morning, ladies and gentlemen, and thank you for joining us today. In addition to covering our financial performance for the second quarter of our fiscal year 2012, I will provide some further insight into our new business bookings and an update of the status of our NHS program, and comment on the goodwill impairment charge.

Our strategic repositioning and the investments we have made to our sales and go-to-market capabilities over the last year are now delivering solid results. New business bookings this quarter were a strong $6.6 billion, resulting in a total of $8.9 billion for the first half of our fiscal year, a 13% increase over last year's first half. Win rates on competitive outcomes for all business segments are over 50%, and our pipeline of new opportunities continued to expand and we have a total value of over $9 billion in submitted proposals awaiting decisions.

These results affirm the competitiveness of our current offerings in the marketplace and should provide confidence in the ongoing strength of CSC's market position. They also evidence that we are in an excellent position to meet or exceed our full-year bookings guidance of $17 billion.

At the top line, revenues rose 1%, as reported, to $3.97 billion for the quarter. For the first half, total revenues rose 2%, with commercial revenues growing 5.5%, as reported. Within commercial, strong revenue performance from BSS offset weaker MSS revenue performance. We expect BSS to be our commercial growth engine and they performed accordingly, delivering growth of 12.8%, as reported, and 5.1% in constant currency.

In the US Public Sector business, federal budget pressures impacted all competitors. We anticipate that the federal government will continue to operate under one or more continuing resolutions throughout this government fiscal year. Driven by the ongoing uncertainties in the government's budgets and the day-to-day difficulties our clients are facing in awarding new initiatives, we expect government spending will most likely bring low-single-digit declines in the near term, as the government implements spending decisions to reduce the federal deficit.

In spite of their difficult operating environment, our North American Public Sector business, NPS, continues to deliver solid margins, and when compared to many other of its peers, relatively modest declines in revenue. Excluding the one-time impacts of the claims settlement, NPS revenues declined 2.1%, while delivering 9.3% in operating margin for the quarter.

I'm additionally pleased to report that NPS closed $3.1 billion in new business bookings in Q2, a 7% increase over fiscal year '11 Q2. Second-quarter new business activity was particularly strong in our homeland security and intelligence clients, with over $800 million of contract value bookings.

Of the $4 billion in the first half NPS bookings, approximately $2.3 billion, or 58%, came through our base of over 100 active IDIQ contracts, an indicator that the adjustments made in our sales program to more effectively leverage these contract vehicles are proving successful.

Overall, we continued to experience substantial activity in our high-growth market segments, in health, data center consolidation, cloud, cyber and identity management, which we expect will continue to offset some of the reductions and pressures in other areas of our US Public Sector portfolio.

NPS has a new business pipeline of opportunities scheduled for award in the remainder of fiscal year '12 of $5.8 billion, and a $3.7 billion backlog of submitted proposals that are awaiting decision. This combination of pipeline and outstanding proposals positions NPS for solid fiscal year '12 in terms of new business performance.

Our Business Solutions and Services sector grew 8.7% in the quarter and 12.8% for the first half, as reported. In constant currency, first half was 5.1%. Within BSS, the consulting business delivered second-quarter growth of 10%, as reported. Geographically, demand was strong in the Americas and Asia Pacific, while weakening in EMEA, particularly in Germany.

Our global healthcare business, exclusive of the iSOFT acquisition, delivered second-quarter growth of 8% in constant currency. Partially offsetting these results, NHS revenues declined as a result of lower scheduled milestones relative to the second quarter of last year.

Our global financial services vertical continued to deliver results, even though confidence in the financial services space deteriorated as a function of the sovereign debt crisis. The vertical grew 11% and closed over $1 billion in new business over the first half, as new as-a-service solutions and business process offerings were well-received.

As previously reported, MSS operating margin performance, although improved from the first quarter, continues to be a drag on the Company's performance and the primary contributor to the reduction in our guidance numbers. As part of our remediation plan to return to acceptable levels of margin performance, we've put new leadership in charge of the MSS business, including a dedicated senior executive to focus exclusively on operations and delivery.

To speed and ensure the remedy of the delivery issues occurring in the Nordics regions, we've assembled and inserted a seasoned team into that region to manage the necessary corrective plans and actions.

MSS's previously identified startup issue has progressed to a contract resolution. We anticipate that our collective remediation actions should result in operating margin improvement over the second half and into next fiscal year.

With respect to new business, the Managed Services Segment had a strong quarter, with $2.6 billion in bookings. At the half, MSS recognized a 55% increase in bookings compared to the first half of fiscal year '11.

Key MSS awards in Q2 include Ingalls Shipbuilding, ArcelorMittal and a global multi-brand products manufacturer, all of which are new logos for CSC.

Our cloud-related business continues to show strength based on the strong acceleration we've seen in the adoption of both on-premise and off-premise cloud solutions.

Since the beginning of the year, we have seen a steady growth in the overall cloud pipeline across all regions, and we've been able to achieve a healthy mix of new business and account expansion wins, with about $100 million in bookings over the first half.

We have won new work with customers like Telenor, Golden State Foods, and the Educational Testing Services, among many others. The quality of our Managed Services offerings and solutions continues to be recognized by industry market analysts. CSC is positioned in the Leaders Quadrant for data center outsourcing and infrastructure utility services in North America, and with BizCloud, expressly called out as a strong offering and, a quote, "a well-thought-out cloud-based delivery model."

Turning to NHS, I am pleased to report that we and the authority are agreed that the criteria for granting delivery of key milestones for Lorenzo 1.9 have now been achieved at the three early-adopter sites, the University Hospitals of Morecambe Bay, Birmingham Women's and Bury.

Additionally, Humber NHS Foundation Trust, which is replacing Pennine as the early adopter for Lorenzo's mental health functionality, is progressing through their go-live reparations, having completed their "Train the Trainer" activities a few weeks ago.

I would note that without much fanfare, University Hospitals of Morecambe Bay recently posted on their website their account of their Lorenzo journey and how they are now using it to deliver better healthcare. It is an informative real-world article that is well worth a read. The URL is identified on slide 5.

To Take Out Prescribing, (TTO), and emergency care. Accordingly, in late October, Morecambe Bay became the first trust to go live with TTO Prescribing. TTO enables the trust to electronically record medications on admission, prescribe medication on discharge and within outpatient clinics, and notify GPs about any medication changes.

The trust sees TTO as a key to safer prescribing and to preventing medication-related admissions, and is now rolling it out to additional awards across the trust.

CSC and NHS have resumed discussions with a target of reaching an agreed way forward by the end of 2011. However, there can be no assurance the agreement will be reached. Our 10-Q, being filed later today, includes additional details regarding the status of our NHS contract.

Turning now to the goodwill impairment charge, as you have seen in our press release, we have taken a non-cash goodwill impairment charge as a result of the annual test that we normally conduct in our second quarter. In our estimation, a key contributor to this charge is the fact that our stock price, which has been under pressure from both market declines and the uncertainties surrounding the MSS challenges, the pending SEC investigation, the NHS program and US federal budget deficits. Although we expect these uncertainties eventually to be resolved, our low stock price has persisted for a sufficient period to create a discontinuity between market price and the book value. And it is this discontinuity that necessitates the adjustment to goodwill.

So, in summary, our new business engine performed well in the first half and our plans to deliver on our full-year booking guidance of $17 billion are on track. Our large claims with the US government have been resolved and lie behind us. While this business environment remains difficult and uncertain, NPS is delivering meaningful operating margin and will continue to be a significant component of our portfolio.

We expect our commercial business to deliver positive growth this year on both an as-reported and "constant currency" basis, with BSS powering that result and offsetting the weaker performance of MSS.

Finally, even though we have lowered guidance, we anticipate improvements in our operating margins across all three lines of business in the second half. This, in conjunction with our new business success, should provide a foundation for improved financial performance in fiscal year '13. I will now turn it over to Mike Mancuso.

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Thanks, Mike, and good morning. As you've no doubt concluded from our press release and its supporting attachment, this quarter's financial results have more than the usual amount of moving parts, and capturing a clear understanding of our performance and outlook may have been challenging, at least up to now.

With the ensuing charts, I will do my best to unconfuse the numbers such that you are better able to assess our performance, and perhaps more importantly, formulate an investment thesis prospectively.

I will open with chart 7. Clearly, the iSOFT acquisition, the claims settlement with the US government and the goodwill impairment charge have significantly influenced our results and forecasts. In my commentary, I will speak to the numbers with and without these impacts.

So if you will turn to chart 8, you can see the breakdown of our bookings by segment with comparisons to last year. The takeaway from this chart is that we have recorded $8.9 billion of new business thus far and remain optimistic that we can meet or exceed the $17 billion FY '12 target we set for ourselves.

Our success in the market speaks volume as to the viability and desirability of our product offerings. Thus far in this third quarter, our bookings are in excess of $1 billion, and, as Mike Laphen indicated, we have a line of sight to several billion more based on our submitted proposals and/or qualified pipeline.

If you would turn to chart 9, you will find a breakdown of second quarter revenue by line of business. The revenue of $3.966 billion on a GAAP basis is net of a $42 million revenue reduction in our NPS business arising from the claims settlement. NPS revenue modestly declined from last year.

MSS revenue in constant currency reflects roughly a 3% decline, while BSS is showing meaningful revenue growth over last year.

Operating income on chart 10 is presented on a GAAP basis and pro forma. As noted, the pro forma presentation excludes the claims settlement impact of $269 million and the iSOFT dilution in the BSS segment of $27 million. The overall performance in MSS is eroded, as reflected in the year-over-year OI reduction. As has been said, MSS is under new leadership, with several initiatives underway to improve performance.

Timing of license revenue, contract negotiations and softness in Central Europe contribute to the reduction in BSS in the quarter.

Chart 11 lays out the full P&L for the quarter on a GAAP basis, as well as adjusted for the three unique items. The goodwill impairment charge of $2.685 billion and the claims settlement result in an EPS loss of $18.56 on a GAAP basis for the quarter. On a pro forma basis, adjusting out the goodwill settlement claim and iSOFT dilution, EPS would be $0.94.

Further to this chart, I want to draw your attention to the tax rate in the quarter. During the quarter, we settled the IRS audit of 2005 through 2007 tax years. This resulted in a significant reduction of the Company's tax liability for the quarter.

Chart 12 walks you from our August EPS guidance to our actual result. We begin with $1.08; at that time, we estimated a $0.40 reduction in iSOFT. The actual EPS effect of iSOFT, lower operations performance and legal fees reduced EPS by $0.20. However, the lower tax rate more than offset those reductions.

As the previous chart indicated, the iSOFT dilution turned out to be $0.09, not $0.40. You will see later on that we expect iSOFT to dilute EPS by $0.55 for the fiscal year, primarily caused by the conversion from IFRS to GAAP and the amortization of purchase intangibles.

Turning to our selected balance sheet items on chart 13, you will note that cash is lower than last year, resulting from the repayment of our revolving credit line of $1.5 billion, plus various acquisition activities and an iSOFT debt retirement payment. The NHS repayment and dividend payments also contributed to lower cash.

The impairment charge reduced the goodwill balance, net of increases through acquisitions. On the liability side, deferred revenue is lower, primarily due to the refund of the NHS advance. Debt reflects the revolver payment, net of commercial paper borrowings, and equity is reduced principally by the goodwill charge. Obviously, less cash coupled with the equity reduction have moved our balance sheet ratios.

Chart 14 displays DSOs, which continued to improve. On an absolute basis, we should see in the coming quarters a reduction of approximately 8 days as a result of the government claims settlement. This moves us much closer to our industry norms.

Now let's move to guidance. And as you can see from chart 15, it is expressed with and without the claims settlement and goodwill, but including iSOFT. We remain convinced that the $17 billion in new business bookings is achievable. Since our last guidance, the macro economic factors affecting revenue have not improved. The NPS revenue outlook for the rest of this fiscal year, given all the uncertainty in the federal sector with the Super Committee, is problematic. The European outlook also presents a question mark, coupled with timely decision-making or lack thereof on the NHS program. Both can impact second half revenue growth.

The $16.5 billion is still about a 3% increase above last year.

Operating margin of 6%, or 4.5% including the claim, reflects the performance issues in MSS, the continuing challenge in the Nordics and softness in BSS Europe. EPS of $4.05 to $4.10 recognizes the reductions in operating income, the added negative impact of G&A spending on litigation and the SEC investigation, but with the added benefit of the lower tax rate.

Underlying our guidance is the assumption that the NHS program continues within the framework of the MOU.

Chart 16 attempts to simplify the movement and changes in the full-year EPS by walking you from our last year guidance in August of -- our full-year guidance, sorry, that we gave in August of $5.30, excluding iSOFT, through all the big-ticket changes that get us to our full-year GAAP-basis EPS estimate.

The question around guidance is really twofold. Can we achieve the second-half improvement needed to achieve guidance, and what about margin improvement beyond? Chart 17 attempts to normalize first-half margin performance by line of business, by adding back the significant adjustments. When looking at the second-half estimate in light of the normalized first-half performance, the answer is that the second half is not overwhelmingly difficult to achieve. And as we look to the future, the realization of an overall margin of 10% or greater for CSC can be met.

NPS should continue to perform around the nominal 9%. BSS, with the future contribution of NHS and iSOFT, coupled with an overall European economic recovery, can yield margins in excess of 10%.

MSS is the performance issue, and with the people changes and process fixes underway, margins in excess of 10% are achievable.

So now, what about EPS guidance by quarter for the second half? If you turn to chart 18, we lay out our guidance estimate for Q3 and Q4 with comparisons to last year. Excluding goodwill and the claims settlement, we are guiding to $4.05 to $4.10. And if you adjust for the iSOFT dilution, we would exceed last year. Certainly the improvement in our tax rate provided the offset to the OI shortfall and G&A spending.

In closing my prepared remarks, I want to remind you that we are in the process of filing our quarterly 10-Q with the SEC. If you take the time to read it, you will find expansive, detailed disclosures around most, if not all, of this commentary.

I will not comment specifically on the status of the SEC investigation, which, as you know, is being conducted under the direction of the independent members of our Audit Committee. The 10-Q will disclose that the investigation has expanded to include our Australian business, and that certain accounting errors, including suspected intentional misconduct, have been identified there. The magnitude of what has surfaced to date is much lower than the Nordics, but nonetheless disturbing.

Finally, despite some obviously disappointing operational performance and the large non-cash goodwill impairment charge, there are several very positive messages to take away, and we look forward to a much improved second half.

With that said, I will turn it back to Bryan to initiate the Q&A session.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Thank you, Mike. Ladies and gentlemen, we are now ready to move into the question-and-answer session. Operator, would you kindly introduce our first caller, please?

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Nathan Rozof, Morgan Stanley.

 Nathan Rozof - Morgan Stanley - Analyst

 Hi, guys. Thanks for taking my questions. First question I wanted to pose to you guys was the divergence in bookings and in the revenue guidance. So question being is that since you guys exceeded the bookings forecasts -- and congratulations for that, in doing $6.6 billion -- what specifically has changed to cause a lowered revenue outlook, given a brighter bookings path?

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 I would say we are considering two things there. One is the continued weakness in the NPS marketplace, and the uncertainties around future funding going forward there. So even though we have a contract vehicle, depending on what will happen with the future fundings, we have decided to be a bit conservative there.

In addition, there is revenue associated with the NHS in the second half and we've been somewhat conservative there as well. So I would say they are the two major factors that we've taken into consideration as we've reconciled, if you will, the new business profile with the revenue profile.

 Nathan Rozof - Morgan Stanley - Analyst

 Then just expanding on the bookings performance going forward, you guys mentioned that you had already achieved $1 billion in bookings quarter to date. I was wondering if you could help us understand the potential layout of how we get to the $17 billion number through the year. Are we going to have a similar progress as we saw in the first half, where things end up being relatively backend-loaded, or how do you see the split between bookings over the next two quarters? Thanks.

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 We're actually at about $1.3 billion right now, and I think in round numbers for the third quarter, you should think in terms of about $4 billion, $4 billion plus.

 Nathan Rozof - Morgan Stanley - Analyst

 Great. Thank you.

Operator

 Darrin Peller, Barclays Capital.

 Darrin Peller - Barclays Capital - Analyst

 Could you just -- if you don't mind providing a little more clarification on the MSS delivery issues, what exactly is this? And is there anything incremental versus what has been happening in the prior couple of quarters, maybe around accounting-related adjustments, or are these just operational?

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 There obviously have been some accounting-related adjustments, both as it relates to our Nordic region, and as Mike just recently indicated, in Australia. The other primary ones are there have been some EAC adjustments on projects that are being executed within MSS. That's the primary one. And then as I mentioned, we had some startup issues on one of our programs as well. But we've contractually resolved that on a go-forward basis. However, there will be some lingering negative impact of that through the remainder of the fiscal year.

I would say that I think the way you should view our perspective on MSS is -- going into the second half here, is we've elected to be cautious in our projections and the numbers that we are putting out there reflect our cautious feelings and conservative nature at this point in time.

 Darrin Peller - Barclays Capital - Analyst

 Okay, thanks. One follow-up question around Europe. I think there was some discussion over Europe being a little softer, which is not surprising. But just out of curiosity, where are you seeing -- is it Germany you mentioned? Or just can you talk about what you are seeing in Europe overall, as I think most of your business -- a lot of your business is obviously in the UK, and probably a little less exposed than some others in the European area. Can you just comment on the region?

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 Yes, I would say Germany is the one that has impacted us of late. We have strong businesses in financial services and government in Germany. And we are particularly seeing the impact in the financial services projects business within Germany.

France -- what we call the western region has been holding up quite well. So it is pretty much specific to Central Europe, I would say at this point in time, and kind of driven by the mix of our business in that region.

 Darrin Peller - Barclays Capital - Analyst

 Okay. All right. Thanks, Mike.

Operator

 David Grossman, Stifel Nicolaus.

 David Grossman - Stifel Nicolaus - Analyst

 Thank you and good morning. I appreciate the details that you provided on all the moving pieces, and there are a lot of them. So perhaps you could help us walk through. Of the things that are isolated in your slides that are usual, how many of those continue into next year? I'm not sure I understood all the details correctly, but it looks like you've got $0.55 for iSOFT in terms of dilution and integration costs, and $1.35 to $1.40 of incremental SG&A to deal with the accounting issues and all the investigations underway. So that gets you, in round numbers, to about $1.90 $2.00.

And then you have a tax benefit this year of roughly $200 million; that looks like that is about $1.30. Number one, are those numbers right? And can you help us just think about are those the right numbers and what continues into next year?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 David, this is Mike Mancuso. Your numbers are approximately correct. Certainly, you are correct on the iSOFT. The first supposition around iSOFT is that -- and I think we said this back when we announced the acquisition -- we expected dilution this year, and we expected to be -- it should accrete next year, but in a very low way, not anything astounding. So next year, we will benefit by the absence of the $0.55 dilution. We will still have purchased intangibles, obviously, that have to be amortized, et cetera.

But beyond next year, iSOFT should kick in very handsomely.

The SG&A spending around the investigations, you know, it is reasonable to expect you should see a return next year to more normalized levels of G&A spending. Now, around the G&A spending, there will be some residual spending associated with the remediation activities that we intend to -- and are in the process of implementing around improved controls and so on and so forth kind of thing. But you should expect that the lion's share of the additional spending will mitigate itself next year, which gets you down now to the operational performance.

As you can see from my chart 17, we said in MSS, we expected the second half of the year to be better than the first half. And the assumption there, of course, is that one-off write-offs and the like would not repeat.

The underlying structural problems in the Nordics, with a large underutilized workforce, et cetera, will take us some time to work our way out of. But said again, you should see an improvement next year overall in MSS. Now at this juncture, we are not going to stick our neck out and give you any guidance about next year in terms of solid numbers, et cetera. It is a little premature for that.

But only to leave you with the impression that we expect next year to be better, and we will be in a position in a few months probably to share more of that with you. But again, that is founded on a lot of assumptions; of course, overall being that the NHS program continues, that government spending reductions are not as dramatic as failure of the Super Committee to reach conclusion might suggest, and again, European economic woes start to stabilize such that we can see improvement in Germany, et cetera. So with all those qualifiers, we are in violent agreement with your supposition.

 David Grossman - Stifel Nicolaus - Analyst

 Right. But if I look at slide 17, Mike, it looks like you've got a consolidated operating margin, normalized for this year at 7.7%. So I mean, is that a realistic starting point to think about next year, or would that be misleading to use that number?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Off the top of my head right now, with all the qualifiers I gave you, I think it is a reasonable starting point (multiple speakers).

Now, if you go back a couple years, we were over 8% before some of the MSS problems surfaced and the investigation and so on. There is no reason to assume we can't get back there. And if we had more time, we could walk you through some of the fundamental foundational improvements we've made in the business, going back to the elimination of the pension liability and its cash drain and so on, improvements in the procurement side.

So the foundation that supports the operational performance is much improved, but we are suffering from the operational performance and, to a lesser degree but nonetheless significant, the economic woes. Those two things set aside, this business can certainly outperform where it is today.

 David Grossman - Stifel Nicolaus - Analyst

 Okay. Just two other quick questions. First on the tax rate, obviously a lot of benefits this year. Is like about a 30% number, is that still our view of what a more normalized rate should look like?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Yes, it is, and we'll probably see that kind of rate normalize for the second half of this year.

 David Grossman - Stifel Nicolaus - Analyst

 Okay. And I guess third, just on the goodwill write-down. Is that goodwill related to the broad spectrum of assets that you have on the balance sheet, including those related to outsourcing contracts? Or maybe you could help us understand what is in the base that was written down.

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Obviously, goodwill arose from acquisitions that go back in time as early as 2001, 2003, 2008. When the Company restructured itself in the business segments in 2008, the goodwill from those acquisitions was moved around. I would tell you that the bulk of the write-off is with goodwill associated with the MSS business; whether it came in the door as part of the MSS business or not, obviously, I wasn't here, so I can't comment in detail. But MSS took the largest share of the write-off because it had the largest piece of goodwill, and its projections through the goodwill analysis resulted in the largest write-off. I hope that is helpful to you (multiple speakers).

Operator

 Bryan Keane, Deutsche Bank.

 Bryan Keane - Deutsche Bank - Analyst

 Good morning. Mike Mancuso, the Q3 guidance is around $0.62, and then Q4 is $1.40. And if you do the math, it looks like significant margin expansion year-over-year for Q4 in order to hit a $1.40 target. So maybe you can just say is that correct, we should expect that kind of margin leverage year-over-year in Q4? Then what is driving that vast improvement that quickly?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Two significant things come to mind, Bryan. One of course is the revenue profile from third to fourth quarter, the growth in revenue is significant. If you think back to our $16.5 billion guidance in revenue and the fact that we've got about $8 billion in the first half of the year, that suggests we have to do $8.5 billion in the second half of the year.

I would tell you a significant piece of that $8.5 billion materializes in the fourth quarter, which is typical for us. We have that historical pattern. So it's revenue contribution. Then it's mix of revenue in the fourth quarter. As I said, there is a significant amount of NHS revenue and contribution that should occur in the fourth quarter as the program continues. So that is a factor driving it.

So think about it in two big lumps; it's the revenue growth and the mix of contribution in the fourth quarter that are the key drivers.

 Bryan Keane - Deutsche Bank - Analyst

 And is the Australian business, the SEC investigation, any extra cost from that, is that in the guidance?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 I really don't want to comment on the investigation. What we know to date has been reflected in our actuals. In terms of what might be discovered going forward, I just won't comment. I will tell you, we haven't assumed anything in there, but that doesn't mean that it isn't there. But we are not assuming it at the moment.

 Bryan Keane - Deutsche Bank - Analyst

 Okay. Last question for me. Mike Laphen, I guess in October you announced your retirement. How quickly is the process moving along to find a new CEO?

And secondly, I was a little surprised the Board isn't looking at strategic alternatives for the business. Maybe you could just comment on that, given where the stock price has been. Thanks.

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 In terms of the succession process, as we announced at the time we announced my retirement, we have hired Heidrick & Struggles, who will be our search firm. They are identifying candidates; some interviews have taken place. So we will move down that process, but that will -- when we find the right successor, we will move accordingly. So that is underway.

The Company has expressed a desire to remain as an independent party, and we are continuing with that thought process and moving down that path.

Operator

 Stephen Simmons, Flippin, Bruce & Porter.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 I guess given your free cash flow guidance, if we take it all the way out through the year, your net -- I guess your net debt level should be lower than when you ended the prior year, even with the acquisition that you made. Would that be appropriate?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Possibly, Stephen. I don't have a projection, frankly, of puts and takes between now and the end of the year in front of me. But I would say this. I don't expect debt levels to go up any higher than they are right now, notwithstanding some level of acquisition activity, which could always occur.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 The question is I guess you're not buying in your stock for some bizarre reason, and I guess you said that counsel has suggested that you not do that while the SEC investigation is going on, but yet you can continue to make acquisitions. Can you reconcile that thinking with me?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 I didn't say we were making acquisitions. I said it could happen.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 Okay. But you won't step in and buy your stock? Because of --

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Stephen, we've indicated why we are not active in the market. Beyond that, I'm not going to comment.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 And you don't see where there is a contradiction in that statement, by going out and making acquisitions? And yet you can't step in and --

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 I'll repeat myself. I did not say we were making acquisitions.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 Well, you just completed an acquisition in the quarter.

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Yes, we did.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 While you were under SEC investigation.

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 That's correct also.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 So apparently there are exceptions to that guidance that you are getting from Council.

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 That's not correct.

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 Okay. Just a little more confusing signals from you guys.

You know, you mentioned the foundational improvements at MSS and that you wished that you had some time that you could spend to go through that. Is it too much to ask for you to set up an hour conference call and actually take people through that since you are not making yourself available, Mike, to shareholders of the Company?
 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Your premise is incorrect in terms of my availability. We have made ourselves available, freely, to talk. Yes, it's possible to set up a conference call to discuss those issues; we are happy to. All you need to do is contact Bryan Brady (multiple speakers)

 Stephen Simmons - Flippin, Bruce & Porter - Analyst

 I've contacted everybody in IR and apparently you cannot find time for me, so why don't I just ask you right now to put me on the calendar at some point. Can you do that?

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Stephen, just leave that with me, will you? You and I have talked in the past, and it was a conflict in the calendar. But just leave that with me and we will move on, if you don't mind.

Thank you. Next caller, please.

Operator

 Keith Bachman, Bank of Montreal.

 Keith Bachman - BMO Capital Markets - Analyst

 Sorry, I have a couple as well, too. I just want to go back over the BSS operating margin guidance for the second half of the year. I thought you said there was some expectation predicated in that guidance of an improvement in Europe, but there was also some comments that you still have residual concerns about Europe. So I am trying to reconcile these statements.

What is embedded in your expectations for BSS margin improvements, please?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 The expectations around Europe center on revenue volatility, for want of a better word, or predictability. As far as BSS revenues in the second half of the year, the NHS contract is reported into and part of the BSS segment. There is significant NHS revenue in the second half of the year with a meaningful margin rate. So it is one of the drivers of the second-half versus first-half margin performance in the BSS segment.

 Keith Bachman - BMO Capital Markets - Analyst

 It is a lot of volatility there. I'm not sure why you are keeping it in there, given the inconsistent performance over the last year, and leaving it for potential source of upside rather than embedded in the expectations.

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 I'm not sure I understand your question or comment.

 Keith Bachman - BMO Capital Markets - Analyst

 It sounds like -- maybe we could isolate just on NHS for a second. Is there any sense about what the risk is to the margins if in fact there is pushouts or further deterioration to NHS in the back half of the year?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 Certainly we can estimate in any given set of scenarios volatility around NHS margin. As I said, the presumption is in our numbers that the NHS program continues within the framework of the MOU. Beyond that, we are not going to start playing what-if games in the second half of the year and.

 Keith Bachman - BMO Capital Markets - Analyst

 Okay, well, we'll move to my second question then. Mike, with your pending retirement and Heidrick & Struggles leading the charge there, is there also a notion about getting some leadership changes at the Board level at the same time?

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 I'm not going to comment on the Board composure or makeup. I don't think that is appropriate.

Operator

 Joe Foresi, Janney Montgomery Scott.

 Joe Foresi - Janney Montgomery Scott - Analyst

 My first question here is just on the government business. I wonder if you could characterize visibility at this point versus where it was in prior history. And I wonder if you could speak to the fact that with all the austerity measures going out around the world on the government side, is it possible this business could be in sort of a secular decline for a couple years?

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 I think what is a bit different than has been historically is the level of government deficit and the recognition of the need to deal with it, to the extent that we now have this Super Committee that has to -- or at least is supposed to make some recommendations. So I think that clearly is different than where we have been as a nation historically.

And I think that is being reflected in both our forecasts and others forecasts.

More broadly around the world, I would say that we've certainly been impacted in the UK on the NHS contract in some form or fashion relative to the austerity programs that have been put in place in the UK. So it is hard to draw a direct line from one to the other, but clearly, there has been a look to save money, and I think that is -- at least in western Europe and the Americas, I think that will be at some level of pressure.

So we have not forecasted significant growth in the public sector. As a matter of fact, I think just during this discussion, I projected low-single-digit reductions in the North American Public Sector at least for the foreseeable future, until we get some clarity around the deficit resolution.

 Joe Foresi - Janney Montgomery Scott - Analyst

 Okay. I think maybe a lot of the callers have sort of asked about this. So rather than have you run through all of them, maybe we could just talk about the top three initiatives the firm has going on right now in order to sort of turn around the business and get the margins and the numbers headed in the right direction. Maybe if you could just give us some color on that. And anything on the restructuring side that you are currently looking at. I think if you could just highlight three for investors, I think that would help.

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 Certainly, we have made personnel changes. And as I noted in my commentary, we have inserted, identified and implemented a Chief Operating Officer role within the MSS organization, who will be laser-focused on improving our efficiency and effectiveness in MSS. In conjunction with that, there are a number of cost-reduction programs that he is working on directly.

There are some organizational alignment changes that are being implemented as well. And as we mentioned specifically to the Nordics, we inserted an external Tiger team in there with key, very experienced resources to help them get their way back onto the proper path.

Operator

 Arvind Ramnani, UBS.

 Arvind Ramnani - UBS - Analyst

 Thanks for taking my question. Sorry, I was on mute. If you could provide some kind of further explanation of the rationale for lowering your operating margins and EPS.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 I'm sorry, Arvind. We didn't hear you very clearly. Could you just say that again, please?

 Arvind Ramnani - UBS - Analyst

 Yes, what was the rationale behind -- can you provide additional details on kind of your lower operating margins and EPS?

 Mike Mancuso - Computer Sciences Corporation - VP, CFO

 I thought, Arvin, we've talked about that throughout the call. Sorry if you missed the thinking. Obviously, as Mike commented, the problems and issues that we've been experiencing in the MSS segment and the erosion in MSS performance that we saw in the second quarter relative to our prior expectations have introduced caution on our part to be more conservative in the second half of the year, until we are certain that the fixes we have in place have been implemented.

And again, there is the economic uncertainty in a macro sense around the world in our various geographies where we're doing business, as well as the federal government, are all the factors that roll up into our more conservative guidance in the second half of the year.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 We are just about out of time now, actually. We've got -- operator, I think we have time for one more question, please.

Operator

 Ashwin Shirvaikar, Citi.

 Ashwin Shirvaikar - Citi - Analyst

 Hi. My question is on the US public sector. With an election coming up and gridlock in Washington, how do you handicap in terms of the planning, that down single digits is a more appropriate number than down, say, 10% or 12%. If you could have help us with the planning process there.

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 That is what we are currently experiencing, so I think that is the starting point from where we are going. I think it is reasonable to expect that will continue at that level, given what needs to be supported and given the continuing activity in the war efforts. As that war effort comes down, there could be more reductions.

However, our footprint overseas is far less extensive than many of our competitors, so we would expect to see far less impact from the downsizing of the troop footprint overseas.

I would say the wild card here is this Super Committee and what is decided or not decided this month. I think we will see where we go from there. I don't expect us to get out of this continuing resolution environment, essentially until we get through the elections. I wish I could say it would be different, but I don't think that is the case. So I think through fiscal year -- or through calendar year 2012, I think basically what you see is what you get. What we have is what we get.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Okay. Thank you, Ashwin.

 Ashwin Shirvaikar - Citi - Analyst

 Okay. In terms of modeling, what percentage of the bookings this quarter were net new revenues versus renewals (multiple speakers)?

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 It was extraordinarily high with new logo and expanded business. Greater than 75% was new logo and expanded business.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Okay, thanks Ashwin. Operator, I think we are ready to close down now. Mr. Laphen will make his final remarks.

 Mike Laphen - Computer Sciences Corporation - Chairman, President, CEO

 Again, thank everyone for joining us today. We appreciate your forbearance in the number of moving parts that we had this go-round. Hopefully we have brought some clarity to that, and we'll look forward to speaking with you next quarter. Thank you.

 Bryan Brady - Computer Sciences Corporation - VP of IR

 Thank you.

Operator

 That concludes today's conference. Thank you for your participation.